Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170756

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 3, 2010)

Up to $3,000,000 of Shares of Common Stock

We have entered into a Standby Equity Distribution Agreement, or the SEDA, with YA Global Master SPV Ltd., or YA Global, for the offer and sale of shares of our common stock, par value $0.01 per share, of which up to $3,000,000 are offered by this prospectus supplement and the accompanying prospectus dated December 3, 2010. We may from time to time issue a portion of these shares to YA Global at a price per share determined in accordance with the SEDA.

We have been advised by YA Global that the resale of any shares of common stock by YA Global will be made by means of ordinary brokers’ transactions on the Nasdaq Global Market or otherwise at market prices prevailing at the time of sale or at prices related to the prevailing market prices. YA Global will purchase the shares from us based upon the lowest daily dollar volume weighted average price of our common stock as reported by Bloomberg, L.P. during the five consecutive trading days preceding the day we sell the shares to YA Global. YA Global will receive a discount equal to 4.0% of such price.

See “Plan of Distribution” beginning on page 47 of the accompanying prospectus and on page S-4 of this prospectus supplement for information related to the types of offerings we may make and the expenses associated with such offerings.

Our common stock is listed on the Nasdaq Global Market under the symbol “SPPR.” The last reported sale price of our common stock on the Nasdaq Global Market on March 29, 2011 was $1.65 per share.

Based on the last reported sale price of $1.65 of our common stock on the Nasdaq Global Market on March 29, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $30,868,490 based on 22,917,509 shares of outstanding common stock, of which 18,708,176 shares were held by non-affiliates. As of the date of this prospectus supplement we have sold $523,686 of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

Investing in our common stock involves a high degree of risk. See the risk factors beginning on page S-2, beginning on page 3 of the accompanying prospectus, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in our subsequently filed Quarterly Reports on Form 10-Q and other information that we file from time to time with the Securities and Exchange Commission to read about the risks you should consider before purchasing our common stock.

In connection with the resale of the common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of YA Global may be deemed to be underwriting commissions or discounts.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

YA Global Master SPV Ltd.

The date of this prospectus supplement is March 31, 2011

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement.

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ABOUT THIS PROSPECTUS SUPPLEMENT

AND THE ACCOMPANYING PROSPECTUS

We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and prospects may have changed since then. Updated information may have been subsequently provided as explained under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under the caption “Where You Can Find More Information” in the accompanying prospectus and under the captions “Where You Can Find More Information” and “Incorporation of Certain Information By Reference” in this prospectus supplement.

Unless otherwise indicated or the context otherwise requires, references to “Supertel,” “Company,” “we,” “us” and “our” refer to Supertel Hospitality, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, or Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Supertel who file electronically with the SEC. The address of the site is http://www.sec.gov.

THE COMPANY

We are a self-administered real estate investment trust (REIT) and through our subsidiaries, as of December 31, 2010, we owned 106 limited service hotels in 23 states. Our hotels operate under several national franchise and independent brands.

Our Structure

We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnerships, Supertel Limited Partnership and E&P Financing Limited Partnership, and limited partnerships, limited liability companies or other subsidiaries of our operating partnerships. We currently own, indirectly, an approximate 99% general partnership interest in Supertel Limited Partnership and a 100% partnership interest in E&P Financing Limited Partnership. In the future, these limited partnerships may issue limited partnership interests to third parties from time to time in connection with our acquisitions of hotel properties. In order for the income from our hotel property investments to constitute “rents from real properties” for purposes of the gross income test required for REIT qualification, the income we earn cannot be derived from our operation of any of our hotels. Therefore, we lease each of our hotel properties to our taxable REIT subsidiary, or TRS. We may form additional TRSs and TRS lessees in the future.

Restrictions on Ownership of Our Stock

Our articles of incorporation generally prohibit any stockholder from beneficially owning more than 9.9% of our common stock or 9.9% of any class or series of our preferred stock. Our articles of incorporation, however, provide for certain exemptions from the ownership limitation, provided generally that the grant of such exemptions will not jeopardize our REIT status. Our articles of incorporation also prohibit any person from owning or transferring shares of our capital stock if such ownership or transfer would result in our failure to meet certain REIT requirements under the Internal Revenue Code.

Corporate Information

Our executive offices are located at 309 N. 5th St, Norfolk, Nebraska 68701 and our telephone number is (402) 371-2520. We maintain an Internet website located at www.supertelinc.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes. We will contribute all of the net proceeds to our operating partnership, Supertel Limited Partnership, in exchange for common partnership interests having substantially identical economic terms as our common stock. Our operating partnership will use the proceeds from this offering to repay outstanding indebtedness on our revolving credit facility with Great Western Bank, permitting future borrowing to meet short-term liquidity requirements. Our revolving credit facility with Great Western Bank bears interest at 5.5% through December 31, 2011 and prime (subject to a 5.5% floor rate) from January 1, 2012 through the maturity of the credit facility. Great Western Bank has the option to increase the interest rate of the credit facility up to 4.0% any time after January 1, 2012. The principal balance of the credit facility matures on February  22, 2012.

RISK FACTORS

An investment in our common stock involves various risks, including those described below pertaining to the common stock and those referenced in our Form 10-K for the fiscal year ended December 31, 2010 and subsequently filed Quarterly Reports on Form 10-Q filed from time to time with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, that address the general risks associated with our business. These risks and uncertainties are not the only ones facing us and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and thus, the value of our common stock. You should carefully consider such risk factors, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring shares of our common stock. If any of these risks or uncertainties develop into actual events, our business, financial condition, liquidity, results of operations, funds from operations and prospects could be materially and adversely affected, the market price of our common stock could decline and you may lose all or part of your investment.

Holders of our outstanding preferred stock have liquidation and other rights that are senior to the rights of the holders of our common stock.

Our board of directors has the authority to designate and issue preferred stock that may have dividend, liquidation and other rights that are senior to those of our common stock. As of date of this prospectus supplement, 802,270 shares of our Series A preferred stock and 332,500 shares of our Series B preferred stock were issued and outstanding. Holders of our preferred stock are entitled to cumulative dividends before any dividends may be declared or set aside on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, holders of our Series A and Series B preferred stock are entitled to receive a liquidation preference of $10.00 and $25.00 respectively per share, plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock. In addition, holders of our preferred stock have the right to elect two additional directors to our board of directors if preferred dividends for specific periods are in arrears.

Any issuance of shares of our common stock in the future could have a dilutive effect on your investment.

We may sell shares of our common stock, or securities convertible or exchangeable into or exercisable for shares of our common stock, in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for capital at any time. We could choose to issue such shares or securities for a variety of reasons, including for investment or acquisition purposes. Raising funds by issuing shares of our common stock, or securities convertible or exchangeable into or exercisable for shares of our common stock, will dilute the ownership of our existing stockholders. Additionally, we may issue equity securities in the future that have rights, preferences or privileges that are senior to your rights as a holder of our common stock.

PLAN OF DISTRIBUTION

Standby Equity Distribution Agreement

On March 26, 2010, we entered into the SEDA with YA Global, a fund managed by Yorkville Advisors, LLC. Pursuant to the SEDA, YA Global has agreed to purchase up to $10.0 million (which may be increased to $20.0 million upon written notice from the Company to YA Global prior to March 26, 2011) (the “Commitment Amount”) of our newly issued common stock, if notified to do so by us in accordance with the terms and conditions of the SEDA. Unless terminated earlier, the SEDA will automatically terminate on the earlier of April 1, 2012 or the date on which the aggregate purchases by YA Global under the SEDA total the Commitment Amount. The amount of common stock issued or issuable pursuant to the SEDA, in the aggregate, cannot exceed 4,400,464 shares of common stock, which is less than 20% of the aggregate number of outstanding shares of common stock.

We may require YA Global to purchase common stock from time to time, with at least five trading days between each sale, by delivering an advance notice to YA Global, specifying in such notice the portion of the Commitment Amount being requested by the Company (the

“Advance”). The maximum for each Advance cannot exceed $500,000 unless a greater amount is agreed to by YA Global and us. The number of shares of common stock issuable in connection with each Advance is computed by dividing the Advance, as applicable, by the purchase price for such common stock.

For each share of common stock purchased under the SEDA, YA Global will pay ninety-six percent (96%) of the lowest daily VWAP of the common stock during the five consecutive trading days after the date the Company delivers the Advance to YA Global. “VWAP” means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, L.P. For each Advance, the Company may indicate a minimum acceptable price (the “Minimum Price”). If on any trading day during the pricing period, the VWAP for the common stock is below the Minimum Price, the Advance will be reduced by 20% for each such trading day (an “Excluded Day”). In addition, each Excluded Day will be excluded from the pricing period for purposes of determining the market price. We estimate that the total expenses for the offering, excluding the price discount for YA Global under the SEDA, will be approximately $35,000.

Delivery of the shares against payment therefore in respect of each advance notice shall be settled on the second trading day following each sale pursuant to the SEDA. There is no arrangement for funds to be received in an escrow, trust, or similar arrangement. In connection with any Advance, if any portion of an Advance would cause the beneficial ownership of our then outstanding common stock by YA Global to exceed 4.99% or to exceed the aggregate offering price or number of common stock available for issuance pursuant to our Registration Statement on Form S-3 (File No. 333-170756), then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

In addition to our issuance of common stock to YA Global pursuant to the SEDA, our Registration Statement also covers the resale of those shares from time to time by YA Global to the public. In connection with YA Global’s sale of the common stock, YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation paid to YA Global may be deemed to be underwriting commissions or discounts. We have agreed in the SEDA to provide indemnification to YA Global against certain civil liabilities.

YA Global has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the SEDA. Such sales will be made on the Nasdaq Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. YA Global has informed us that each such broker-dealer will receive commissions from YA Global that will not exceed customary brokerage commissions.

Common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	to a broker-dealer as principal and resale by the broker-dealer for its account; or

•	a combination of any such methods of sale.

YA Global has agreed that during the term of the SEDA, neither YA Global nor any of its affiliates will engage in any short sales with respect to our common stock or purchase any of our common stock except for common stock purchased in connection with the SEDA and provided that upon receipt of an advance notice YA Global may sell shares that it is obligated to purchase under such advance notice prior to taking possession of such shares.

In addition, YA Global and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act of 1933, as amended, or Securities Act, and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by YA Global or any unaffiliated broker-dealer. Under these rules and regulations, YA Global and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker which offers our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the common stock by YA Global and any unaffiliated broker-dealer.

We will report at least quarterly the number of shares of common stock sold through YA Global under the SEDA, and the net proceeds to us, in connection with the sales of common stock.

The offering of common stock pursuant to the SEDA will terminate upon the earlier of (1) the sale of up to $10,000,000 of our common stock offered by this prospectus supplement, as may be amended or supplemented, (2) the termination of the SEDA by either YA Global or us and (3) April 1, 2012. We have the right, at our sole option, to increase the amount of the commitment of YA Global to $20,000,000. If the commitment is increased, we will file an additional prospectus supplement to reflect the increased amount.

INFORMATION CONCERNING FORWARD-LOOKING INFORMATION

Certain statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements about our intention with respect to our business, our markets, our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, you should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•	the economic health of the markets in which we own properties and in which we may invest in the future;

•	the operating strategies and results of our hotel management companies;

•	market conditions, including occupancy levels and rates;

•	the level and volatility of prevailing market interest rates and general economic conditions;

•	financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

•	the availability and cost of insurance; and

•

other factors discussed under the heading “Risk Factors” in our Annual Reports on Form 10-K for the year ended December 31, 2010, and our subsequently filed Quarterly Reports on Form 10-Q, and other documents filed from time to time with the Securities and Exchange Commission, or SEC, or otherwise incorporated by reference into this prospectus supplement.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

EXPERTS

The consolidated financial statements and related financial schedule III of Supertel Hospitality, Inc. and its subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$20,000,000

Common Stock

Preferred Stock

Warrants

Units

We may from time to time issue, in one or more series or classes, the securities described in this prospectus, in one or more offerings, up to a total dollar amount of $20,000,000. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the terms of the securities, and the names of any underwriters or agents, in supplements to this prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “SPPR.” Based on the last reported sale price of $1.73 of our common stock on the Nasdaq Global Market on October 29, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was $32,365,144 based on 22,917,509 shares of outstanding common stock, of which 18,708,176 shares were held by non-affiliates. As of the date of this prospectus we have sold $480,000 of our securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

You should read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any of these securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 for risks relating to an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 3, 2010.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

We are providing information to you about this offering of our securities in this prospectus. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since then. Updated information may have been subsequently provided as explained under “Where You Can Find More Information” in this prospectus.

It is important for you to read and consider all of the information contained in this prospectus in making your decision to invest in our securities. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated or the context otherwise requires, references to “Supertel,” “Company,” “we,” “us” and “our” refer to Supertel Hospitality, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated into this prospectus by reference are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include statements about our intention with respect to our business, our markets, our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional acquisitions and capital improvements when appropriate to enhance long term growth; and other statements preceded by, followed by or otherwise including words such as “believe,” “expect,” “intend,” “project,” “anticipate,” “potential,” “may,” “will,” “designed,” “estimate,” “should,” “continue” and other similar expressions. These statements indicate that we have used assumptions that are subject to a number of risks and uncertainties that could cause our actual results or performance to differ materially from those projected.

Although we believe that the expectations reflected in forward-looking statements are based on reasonable assumptions, you should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include:

•	the economic health of the markets in which we own properties and in which we may invest in the future;

•	the operating strategies and results of our hotel management companies;

•	market conditions, including occupancy levels and rates;

•	our ability to identify and acquire properties that meet our criteria for investment;

•	the level and volatility of prevailing market interest rates and general economic conditions;

•	financing risks, such as our inability to obtain debt or equity financing on favorable terms, or at all;

•	compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

•	the availability and cost of insurance; and

•

other factors discussed under the heading “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission, or SEC, or otherwise incorporated by reference into this prospectus.

In light of these uncertainties, the events anticipated by our forward-looking statements might not occur and we caution you not to place undue reliance on any of our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, and those statements speak only as of the date made. The foregoing review of factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements should not be construed as exhaustive.

OUR COMPANY

We are a self-administered real estate investment trust, or REIT, and through our subsidiaries we currently own 106 hotels in 23 states containing an aggregate of 9,353 rooms. Our hotels operate under several national franchise and independent brands.

We elected to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended on December 31, 1994. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed in “Certain Material Federal Income Tax Considerations” beginning on page 19 of this prospectus. Additional information regarding our business can be found under the heading “Business” contained in Part I, Item 1 in our most recent Annual Report on Form 10-K.

Our principal executive office is located at 309 N. 5th St, Norfolk, Nebraska 68701 and our telephone number is (402) 371-2520. We maintain an Internet website located at www.supertelinc.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement thereto.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional hotels, the repayment of outstanding indebtedness, capital expenditures, the improvement of hotels in our portfolio, working capital and other general purposes. Pending application of cash proceeds, we may use the net proceeds to temporarily reduce borrowings under our revolving credit facilities or we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following summary discusses the material terms of our capital stock and does not purport to be a complete summary and is qualified in its entirety by reference to Virginia laws and our articles of incorporation and bylaws, copies of which have previously been filed with the SEC. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 140,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.01 par value per share,

and 40,000,000 shares of preferred stock, $0.01 par value per share. Under Virginia law, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders. As of the date of this prospectus, we have 22,917,509 shares of our common stock issued and outstanding, 803,270 shares of our Series A preferred stock issued and outstanding, and 332,500 shares of our Series B preferred stock issued and outstanding.

Transfer Agent

The transfer agent and registrar for our common stock and Series A preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF COMMON STOCK

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the common shareholders possess the exclusive voting power. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock vote together as a single class. There is no cumulative voting in the election of directors, which means in all elections of directors, each common shareholder has the right to cast one vote for each share of stock for each candidate, thus, holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors.

Dividend Rights

Subject to the Virginia Stock Corporation Act and any preferential rights of any other shares or series of shares of capital stock, holders of our common stock are entitled to receive dividends and other distributions if and when authorized and declared by the board of directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to shareholders in the event of liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation permit the board of directors to authorize the issuance of shares of preferred stock from time to time, in one or more series. The board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock.

Each share of the Series A preferred stock bears a liquidation preference of $10.00. Each share of the Series B preferred stock bears a liquidation preference of $25.00. The Series A preferred stock and Series B preferred stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to all classes or series of our common stock, senior or on parity with all other classes or series of preferred stock and junior to all of our existing and future indebtedness. The outstanding Series A preferred stock and Series B preferred stock do not have any maturity date, are not subject to any sinking fund and are not subject to mandatory redemption, except in limited circumstances to preserve our status as a REIT.

Dividends

Dividends on the Series A preferred stock are cumulative and are payable monthly in arrears on the last day of each month, at the annual rate of 8% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $.80 per share. Dividends on the Series A preferred stock accrue regardless of whether or not we have earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Unpaid dividends will accumulate and earn additional dividends at 8%, compounded monthly.

Dividends on the Series B preferred stock are cumulative and are payable quarterly in arrears on March 31, June 30, September 30 and December 31, or, if not a business day, the next succeeding business day, at the annual rate of 10% of the $25.00 liquidation preference per share, equivalent to a fixed annual amount of $2.50 per share. Dividends on the Series B preferred stock accrue regardless of whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest.

Liquidation Preference

Upon liquidation, the Series A preferred stock will be entitled to $10.00 per share plus accrued but unpaid dividends and the Series B preferred stock will be entitled to $25.00 per share plus accrued but unpaid dividends. We will not pay any distributions, or set aside any funds for the payment of distributions, on our common shares unless we have also paid (or set aside for payment) the full cumulative distributions on the Series A preferred shares for the current and all past dividend periods.

Conversion Rights

None of the Series A or Series B preferred stock have conversion rights. As permitted by the terms of the Series A preferred stock, we cancelled the former conversion rights for Series A preferred stock on February 20, 2009.

Optional Redemption

The Series A preferred stock is redeemable by us at our option in whole or from time to time in part, at:

•	$10.80 per share on or after January 1, 2009

•	$10.40 per share on or after January 1, 2010

•	$10.00 per share on or after January 1, 2011,

plus accrued and unpaid dividends to the redemption date.

We may not optionally redeem the Series B preferred stock prior to June 3, 2013, except in limited circumstances to preserve our status as a REIT. The Series B preferred stock will be redeemable for cash, at our option, in whole or in part, at any time or from time to time on or after June 3, 2013 at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the redemption date. Also, upon a Change of Control (as defined below), each outstanding share of our Series B preferred stock will be redeemed for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to the redemption date.

With respect to the redemption of Series B preferred stock, a “Change of Control” will be deemed to have occurred at such time as (1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 35% of the total voting power of the total voting stock of our company on a fully diluted basis; (2) the date we sell, transfer or otherwise dispose of all or substantially all of our assets; or (3) the date of the consummation of a merger or share exchange of our company with another corporation where our shareholders immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors.

Voting Rights

Holders of our Series A preferred stock and our Series B preferred stock generally have no voting rights. However,

•

with respect to the Series A preferred stock, if the dividends on the Series A preferred stock are in arrears for six consecutive months or nine months (whether or not consecutive) in any twelve month period, or

•	with respect to the Series B preferred stock, if the dividends on the Series B preferred stock are in arrears for six or more quarterly periods (whether or not consecutive),

then our board of directors will be expanded by two seats and the holders of the Series A preferred stock, or the holders of the Series B preferred stock, as applicable, voting together as a single class with all series of preferred stock for which like voting rights are exercisable, will be entitled to elect these two directors.

Some changes that would be materially adverse to the rights of holders of the Series A preferred stock outstanding at the time cannot be made without the affirmative vote of the holders of Series A preferred stock entitled to cast at least a majority of the votes entitled to be cast by the holders of the Series A preferred stock voting as a single class. In addition, some changes that would be materially adverse to the rights of holders of Series B preferred stock outstanding at the time cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series B preferred stock voting as a single class. With respect to the foregoing voting privileges, each share of Series A preferred stock will have one vote per share, and each share of Series B preferred stock will have one vote per share, except that when any other class or series of capital stock have the right to vote with the Series A preferred stock or Series B preferred stock as a single class, then the Series A preferred stock, Series B preferred stock and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those securities warrants.

We may issue securities warrants for the purchase of our common or preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise securities warrants. A holder must exercise warrants for our common stock or preferred stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

Until a holder exercises warrants to purchase our common stock or preferred stock, that holder will not have any rights as a holder of our common stock, or preferred stock by virtue of ownership of warrants.

D ESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. A unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of our capital stock sets forth certain general terms and provisions of our charter to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation. A copy of our existing articles of incorporation is filed with the SEC. See “Where You Can Find More Information.”

Our articles of incorporation establish certain restrictions on the original issuance and transfer of shares of our common and preferred stock.

Subject to certain exceptions described below, our articles provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

•	the number of outstanding shares of our common stock, or

•	the number of outstanding shares of our preferred stock of any class or series of preferred stock.

Our articles of incorporation provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

•	result in any person owning, directly or indirectly, shares of its common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

•	result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our being “closely held” under the federal income tax laws, or

•	cause us to own, actually or constructively, ten percent or more of the ownership interests in a tenant of our real property (other than TRS Lessee), under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to us for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

Our articles of incorporation require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

•

the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

•	the price per share received by the trust from the sale of the shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

•	the market price per share on the date that we, or our designee, accepts the offer.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of equity stock selected by the board of directors. “Trading day” means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

If a shareholder owns, directly or indirectly, more than 5%, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a real estate investment trust and to ensure compliance with the ownership limit.

The ownership limit in our articles will continue to apply until:

•	our board of directors determines that it is no longer in the best interest of Supertel to attempt to qualify, or to continue to qualify, as a real estate investment trust, and

•	there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of shareholders of Supertel.

DESCRIPTION OF CERTAIN MATERIAL PROVISIONS OF VIRGINIA LAW, OUR ARTICLES OF INCORPORATION AND OUR BYLAWS

General

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

We are subject to the “affiliated transactions” provisions of the Virginia Stock Corporation Act which restrict certain transactions between us and any person (an “Interested Shareholder”) who beneficially owns more than 10% of any class of our voting securities (“Affiliated Transactions”). These restrictions, which are described below, do not apply to an Affiliated Transaction with an Interested Shareholder who has been such continuously since the date we first had 300 shareholders of record or whose acquisition of shares making such person an Interested Shareholder was previously approved by a majority of our Disinterested Directors. “Disinterested Director” means, with respect to a particular Interested Shareholder, a member of our board of directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder or (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board of directors.

Affiliated Transactions include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of our company proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of our company with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

The “affiliated transactions” statute prohibits us from engaging in an Affiliated Transaction with an Interested Shareholder for a period of three years after the Interested Shareholder became such unless the transaction is approved by the affirmative vote of a majority of the Disinterested Directors and by the affirmative vote of the holders of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder. Following the three-year period, in addition to any other vote required by law or by our Articles of Incorporation, an Affiliated Transaction must be approved either by a majority of the Disinterested Directors or by the shareholder vote described in the preceding sentence unless the transaction satisfies the fair-price provisions of the statute. These fair-price provisions require, in general, that the consideration to be received by shareholders in the Affiliated Transaction (i) be in cash or in the form of consideration used by the Interested Shareholder to acquire the largest number of its shares and (ii) not be less, on a per share basis, than an amount determined in the manner specified in the statute by reference to the highest price paid by the Interested Shareholder for shares it acquired and the fair market value of the shares on specified dates.

Control Share Acquisitions Statute

We are also subject to the “control share acquisitions” provisions of the Virginia Act, which provide that shares of our voting securities which are acquired in a “Control Share Acquisition” have no voting rights unless such rights are granted by a shareholders’ resolution approved by the holders of a majority of the votes entitled to be cast on the election of directors by persons other than the acquiring person or any officer or employee-director. A “Control Share Acquisition” is an acquisition of voting shares which, when added to all other voting shares beneficially owned by the acquiring person, would cause such person’s voting strength with respect to the election of directors to meet or exceed any of the following thresholds: (i) one-fifth, (ii) one-third or (iii) a majority.

“Beneficial ownership” means the sole or shared power to dispose or direct the disposition of shares, or the sole or shared power to vote or direct the voting of shares, or the sole or shared power to acquire shares, including any such power which is not immediately exercisable, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A person shall be deemed to be a beneficial owner of shares as to which such person may exercise voting power by virtue of an irrevocable proxy conferring the right to vote. An acquiring person is entitled, before or after a Control Share Acquisition, to file a disclosure statement with us and demand a special meeting of shareholders to be called for the purpose of considering whether to grant voting rights for the shares acquired or proposed to be acquired. We may, during specified periods, redeem the shares so acquired if no disclosure statement is filed or if the shareholders have failed to grant voting rights to such shares. In the event full voting rights are granted to an acquiring person who then has majority voting power, those shareholders who did not vote in favor of such grant are entitled to dissent and demand payment of the fair value of their shares from us. The control share acquisitions statute does not apply to an actual or proposed Control Share Acquisition if our Articles of Incorporation or Bylaws are amended, within the time limits specified in the statute, to so provide.

A corporation may, at its option, elect not to be governed by the foregoing provisions of the Virginia Stock Corporation Act by amending its articles of incorporation or bylaws to exempt itself from coverage; provided, however, any such election not to be governed by the “affiliated transactions” statute must be approved by the corporation’s shareholders and will not become effective until 18 months after the date it is adopted. We have not elected to exempt itself from coverage under these statutes.

Our Articles of Incorporation and Bylaw Provisions

Board of Directors

Our board of directors currently consists of nine directors. Our articles of incorporation provide that our board of directors will consist of no less than three nor more than nine members, and that a majority of our board will be independent directors. Our bylaws provide that the number of directors may be established by our board of directors from time to time within the range set by our articles of incorporation.

Our directors are elected annually to serve one-year terms and until their successors are elected and qualify. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the votes cast at the meeting will be able to elect all of the successors of the directors.

Our bylaws provide that a vacancy will be filled by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any director appointed to fill a vacancy holds office until the next annual meeting and until his or her successor is duly elected and qualified.

Our bylaws provide that our shareholders may, at any time, remove any director, with or without cause, by affirmative vote of a majority of the votes entitled to be cast in the election of directors, and may elect a successor to fill any resulting vacancy.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are held each year at a date and time as determined by our chief executive officer or our board of directors. Special meetings of shareholders may be called by our chief executive officer, a majority of our directors, or a majority of our independent directors. Special meetings of shareholders may also be called upon the written request of the holders of not less than ten percent of the shares of our common stock entitled to vote at a meeting. Unless requested by shareholders entitled to cast a majority of votes entitled to be cast at such meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any annual or special meeting of shareholders held during the proceeding twelve months.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a shareholder who has complied with the advance notice procedures of our bylaws.

REIT Status

Our articles of incorporation provide that it is the duty of our board of directors to ensure that our company satisfies the requirements for qualification as a REIT under the Code. The board of directors may take no action to disqualify our company as a REIT or otherwise revoke our REIT election without the affirmative vote of two-thirds of the number of shares of common stock entitled to vote on such matter at a special meeting of shareholders.

Amendment of Articles of Incorporation and Bylaws

Our articles of incorporation may be amended by the affirmative vote of the shareholders of a majority of the outstanding shares of common stock entitled to vote on the matter, subject to provisions of Virginia law that would require a different vote. Our bylaws may, subject to the provisions of Virginia law, be amended by (1) the affirmative vote of a majority of the directors, except that the board of directors cannot alter or repeal any bylaws made by the shareholders, or (2) the affirmative vote of a majority of all outstanding shares entitled to vote in the election of directors.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “Description of Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Limitation of Liability and Indemnification

Our articles of incorporation also require us to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by is or in our right, by reason of the fact that he or she is or was such a director or officer or is or was serving at our request as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in our best interest and such person was acting on our behalf. The director or officer is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have us make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. Our board of directors also has the authority to extend to any person who is our employee or agent, or who is or was serving at our request as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

The Virginia Stock Corporation Act permits a court, upon application of a director or officer, to review our board’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order us to make advances and/or reimbursement for expenses or to provide indemnification.

We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF SUPERTEL LIMITED PARTNERSHIP

The following description of the partnership agreement of Supertel Limited Partnership is qualified in its entirety by reference to the Third Amended and Restated Agreement of Limited Partnership.

Management

Supertel Limited Partnership was organized in 1994 as a Virginia limited partnership pursuant to the terms of the partnership agreement. Pursuant to the terms of the partnership agreement, Supertel Hospitality REIT Trust, as the sole general partner of Supertel Limited Partnership, has full, exclusive and complete responsibility and discretion in the management and control of Supertel Limited Partnership. Supertel Hospitality REIT Trust is our wholly-owned subsidiary. The limited partners of Supertel Limited Partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, Supertel Limited Partnership. Supertel Hospitality REIT Trust, without the consent of the limited partners, may amend the partnership agreement in any respect to the benefit of and not adverse to the interests of the limited partners. Any other amendments to the partnership agreement require the consent of limited partners holding more than 50% of the percentage interests of the limited partners.

Transferability of Interests

Supertel Hospitality REIT Trust may not voluntarily withdraw from Supertel Limited Partnership, and we may not transfer or assign our interest in Supertel Hospitality REIT Trust. In addition, Supertel Hospitality REIT Trust may not transfer or assign its interest in Supertel Limited Partnership unless:

•

the transaction in which the withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction (see “Redemption Rights” below); or

•	the successor to us contributes substantially all of its assets to Supertel Limited Partnership in return for an interest in Supertel Limited Partnership.

With certain limited exceptions, the limited partners may not transfer their interests in Supertel Limited Partnership, in whole or in part, without the written consent of Supertel Hospitality REIT Trust, which may withhold its consent in its sole discretion. Supertel Hospitality REIT Trust may not consent to any transfer that would cause Supertel Limited Partnership to be treated as a corporation for federal income tax purposes or would otherwise violate any applicable Federal or state securities laws.

Capital Contribution

The partnership agreement provides that if Supertel Limited Partnership requires additional funds at any time in excess of funds available to it from borrowing or capital contributions, we may borrow such funds and lend the funds to Supertel Limited Partnership on the same terms and conditions. The partnership agreement generally obligates us to contribute the proceeds of a share offering, including the proceeds from this offering, as additional capital to Supertel Limited Partnership. Moreover, we are authorized to cause Supertel Limited

Partnership to issue limited partnership interests for less than fair market value if we conclude in good faith that such issuance is in our best interest and in the best interests of Supertel Limited Partnership.

If we contribute additional capital to Supertel Limited Partnership, we will receive additional units of partnership interest, and our percentage interest in Supertel Limited Partnership will be increased on a proportionate basis based on the amount of the additional capital contribution and the value of Supertel Limited Partnership at the time of the contribution. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us.

In addition, if we contribute additional capital to Supertel Limited Partnership, we will revalue the partnership’s property to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in the property would be allocated among the partners under the terms of the partnership agreement, if there were a taxable disposition of the property for fair market value on the date of the revaluation.

Redemption Rights

Each limited partner of Supertel Limited Partnership holding common units of limited partnership interests and each limited partner holding preferred units of limited partnership interests, if those preferred units so provide, may, subject to certain limitations, require that Supertel Limited Partnership redeem all or a portion of his or her common or preferred units, at any time after a specified period following the date he or she acquired the units, by delivering a redemption notice to Supertel Limited Partnership. As of the date of this prospectus, 158,161 common units and 51,035 preferred units of Supertel Limited Partnership are held by the limited partners. When a limited partner tenders his or her common units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of shares of common stock equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of shares of common stock the limited partner would have received if we chose to purchase the units for common stock. We anticipate that we generally will elect to purchase the common units for common stock. The preferred units outstanding at the date of this prospectus are convertible by the holders into common units on a one-for-one basis or may be redeemed for cash at $10 per share until October 2011. These preferred units receive a preferred dividend distribution of $1.10 per preferred unit annually, payable on a monthly basis and do not participate in the allocations of profits and losses of Supertel Limited Partnership. Any preferred units issued by Supertel Limited Partnership after the date of this prospectus may have different terms.

The redemption price will be paid in cash if the issuance of shares of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common or preferred stock in excess of 9.9% of the outstanding shares of common stock or preferred stock of any series,

•	result in shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

•	result in our being “closely held” within the meaning of the federal income tax laws,

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant, other than TRS Lessee, of our or Supertel Limited Partnership’s real property, within the meaning of the federal income tax laws, or

•

cause the acquisition of shares of common stock by the redeeming limited partner to be “integrated” with any other distribution of shares of common stock for purposes of complying with the Securities Act.

A limited partner may not exercise the redemption right for less than 1,000 common units or, if a limited partner holds less than 1,000 common units, less than all of the common units held by the limited partner. The number of shares of common stock issuable on exercise of the redemption rights will be adjusted on the occurrence of share splits, mergers, consolidations or similar pro rata share transactions.

Operations

The partnership agreement requires that Supertel Limited Partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT, to use reasonable efforts to avoid any federal income or excise tax liability imposed by the federal income tax laws, other than tax on any retained capital gain, and to ensure that Supertel Limited Partnership will not be classified as a “publicly traded partnership” for purposes of the federal income tax laws.

In addition to the administrative and operating costs incurred by Supertel Limited Partnership, the partnership pays all of our administrative costs, and these costs are treated as expenses of Supertel Limited Partnership. Our expenses generally include:

•	all expenses relating to our formation and continuing existence;

•	all expenses relating to the registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with laws, rules and regulations promulgated by any regulatory body; and

•	all other operating or administrative costs we incur in the ordinary course of our business on behalf of Supertel Limited Partnership.

Distributions

The partnership agreement provides that Supertel Limited Partnership will distribute cash from operations on at least a quarterly basis. Cash from operations includes net sale or refinancing proceeds, but excludes net proceeds from the sale of Supertel Limited Partnership’s property in connection with a liquidation. We will determine the amount of distributions in our sole discretion. On liquidation of Supertel Limited Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of Supertel Limited Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of Supertel Limited

Partnership, we will contribute cash to the partnership, equal to the negative balance in our capital account.

Allocations

Income, gain and loss of Supertel Limited Partnership for each fiscal year generally are allocated among the partners in accordance with their respective partnership interests, subject to compliance with the provisions of the federal income tax laws.

Term

Supertel Limited Partnership will continue until December 31, 2050, or until sooner dissolved on:

•	the bankruptcy, dissolution or withdrawal of Supertel REIT Trust, unless the limited partners elect to continue Supertel Limited Partnership;

•	the sale or other disposition of all or substantially all the assets of the Supertel Limited Partnership;

•	the redemption of all units, other than those held by Supertel Hospitality REIT Trust, if any; or

•	the election of Supertel Hospitality REIT Trust and approval of the holders of 75% of the percentage interests of the limited partners, excluding Supertel Hospitality REIT Trust.

Tax Matters Partner

We are the tax matters partner of Supertel Limited Partnership and have authority to handle tax audits and to make tax elections under the federal income tax laws on behalf of the partnership.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material federal income tax considerations that may be relevant to a prospective holder of our common stock or preferred stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations (except to the limited extent discussed in “—Taxation of Tax-Exempt Shareholders”), or foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “—Taxation of Non-U.S. Shareholders”).

The statements of law in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock or preferred stock and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the federal income tax laws. We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 1994. We believe that, beginning with such taxable year, we were organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation.

In connection with this filing, we received an opinion of McGrath North Mullin & Kratz, PC LLO, that we qualified to be taxed as a REIT for our taxable years ended January 1, 2006 through December 31, 2009, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT under the Code for our taxable year ending December 31, 2010, and thereafter. Investors should be aware that McGrath North Mullin & Kratz, PC LLO’s opinion is (1) based upon customary assumptions, (2) conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and (3) not binding upon the Internal Revenue Service or any court. In addition, McGrath North Mullin & Kratz, PC LLO’s opinion is based on existing federal income tax laws governing our qualification as a REIT, which are subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our taxable income that we distribute. While McGrath North Mullin & Kratz, PC LLO has reviewed those matters in connection with its opinion, McGrath North Mullin & Kratz, PC LLO will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.” Generally, we will be subject to federal income tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference that we do not distribute or allocate to our shareholders.

•

We will pay income tax at the highest corporate rate on (1) our net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of our business, and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our business (“prohibited transactions”).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% nondeductible excise tax on the excess of this required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year recognition period after we acquire such asset (with a temporary 7-year period applicable for sales or dispositions in 2009 or 2010 if the 7th year in the recognition period precedes either of such years, and a temporary 5-year period applicable for sales or dispositions in 2011 if the 5th year of the recognition period precedes 2011), provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition of the asset, or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

•

If we fail to satisfy certain asset tests, described below under “—Asset Tests,” by more than a de minimis threshold, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax equal to the greater of (1) $50,000, or (2) the amount determined by multiplying the highest rate of income tax for corporations (currently 35% effective rate) by the net income generated by the non-qualifying assets for the applicable period.

•

We may be subject to a $50,000 tax if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and such failure is due to reasonable cause and not willful neglect.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its shares or ownership certificates;

(6) no more than 50% in value of its outstanding shares (including preferred shares and common shares) or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9) it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our capital stock in proportion to their actuarial interests in the trust for purposes of requirement 6. In addition, for purposes of applying requirement 6, a look-through rule applies so that generally shares of our capital stock that are held by a corporation, partnership, estate or trust (except as summarized above) will be considered owned proportionately by their respective shareholders, partners or beneficiaries.

We have issued sufficient capital stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our Articles of Incorporation restrict the ownership and transfer of our capital stock so that we should continue to satisfy requirements 5 and 6. The provisions of our Articles of Incorporation restricting the ownership and transfer of our capital stock are described in “Restrictions on Ownership and Transfer.”

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the parent REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” of ours that is not a taxable REIT subsidiary (“TRS”) will be ignored, and all assets, liabilities and items of income, deduction and credit of that subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Similarly, any wholly-owned limited liability company that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership, in general, the REIT is treated as owning its proportionate share (based on capital interests) of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnerships and of any other partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes, in which we own or acquire an interest, directly or indirectly (each, a “Partnership” and, together, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any qualified lodging facilities or qualified health care properties are operated but is permitted to lease such facilities or properties from a related REIT as long as such facilities or properties are operated on behalf of the TRS by an “eligible independent contractor.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate income taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We formed TRS Leasing, Inc. and its wholly owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC (together, the “TRS Lessee”) and each of our hotels is leased by the TRS Lessee. Our hotels are managed by independent management companies, Royco Hotels Inc. and HLC Hotels Inc., each of which qualified as an “eligible independent contractor” at the time the applicable management contract was entered into with the TRS Lessee. We may form or acquire one or more additional TRSs in the future. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends, or other distributions on, and gain from the sale of shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from qualifying “foreclosure property”; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of (1) income that is qualifying income for purposes of the 75% gross income test, (2) other types of dividends and interest, (3) gain from the sale or disposition of stock or securities, or (4) any combination of the foregoing.

If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% gross income test (after July 30, 2008) and the 95% gross income test, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of our business is excluded from both income tests. If we have any foreign currency gain, certain “real estate foreign exchange gain” is excluded from both gross income tests (after July 30, 2008). In addition, if we have any foreign currency gain, certain “passive foreign exchange gain” is excluded from our gross income for purposes of the 95% gross income test (but is included in our gross income and treated as non-qualifying income to the extent such gain is not also considered “real estate foreign exchange gain” for purposes of the 75% gross income test) (after July 30, 2008). If we acquire any “qualified business unit” that remits certain foreign currency gain to us, such gain will not be included in our gross income for purposes of the 75% or 95% gross income tests (after July 30, 2008). Provided that, if we become dealers or regular traders in securities, any foreign currency gain will be gross income to us that doesn’t qualify under either gross income test (after July 30, 2008). The following paragraphs discuss the specific application of the gross income tests to us.

Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•

Second, neither we nor a direct or indirect owner of 10% or more of our shares of capital stock may own, actually or constructively, 10% or more of a tenant, other than a TRS, from whom we receive rent. If the tenant is a TRS leasing a hotel, such TRS may not directly or indirectly operate or manage the related hotel. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” (at the time the applicable management contract or similar contract is entered into with the TRS) and who is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us and the TRS (an “eligible independent contractor”). See “—Taxable REIT Subsidiaries.”

•

Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its shareholders, own more than 35% of our shares of capital stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”

Pursuant to percentage leases, the TRS Lessee leases each of our hotels (and the hotels are considered “qualified lodging facilities” as defined herein). The percentage leases provide that the TRS Lessee is obligated to pay to the Partnerships (1) percentage rent based on gross revenue, and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels.

In order for the percentage rent and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•

the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

McGrath North Mullin & Kratz, PC LLO is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and the TRS Lessee, on the other hand, intend their relationship to be that of a lessor and lessee, and such relationship is documented by lease agreements;

•	the TRS Lessee has the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•	the TRS Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels and generally dictates how the hotels are operated, maintained and improved;

•

the TRS Lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate;

•	the TRS Lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

•

the TRS Lessee generally has indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS Lessee’s use, management, maintenance, or repair of the hotels, (3) impositions in respect of the hotels that are the obligations of the TRS Lessee, (4) any breach of the percentage leases or of any sublease of a hotel by the TRS Lessee, or (5) the gross negligent acts and omissions and willful misconduct of the TRS Lessee;

•	the TRS Lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS Lessee; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from the TRS Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status (unless we qualify for relief, as described below under “—Failure to Satisfy Gross Income Tests”).

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock or voting power of any corporate lessee (other than a TRS) or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). These rules, however, do not apply to rents we receive from our TRS for certain qualified lodging facilities and qualified health care properties leased to our TRS if an “eligible independent contractor” operates such facilities or properties for the TRS. As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease certain qualified lodging facilities and qualified health care properties from the related REIT as long as it does not directly or indirectly operate or manage such facilities or properties or provide rights to any brand name under which any such facilities or properties are operated. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the qualified lodging facilities or qualified health care properties are operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties”, respectively, for any person unrelated to us and the TRS Lessee at the time the applicable management contract or similar contract is entered into with the TRS Lessee (an “eligible independent contractor”). For taxable years beginning after July 30, 2008, an “independent contractor” will not fail to be treated as an independent contractor by reason of the following: (1) the TRS bears the expenses for the operation of the qualified lodging facility or qualified health care property pursuant to the management agreement or other similar contract, or (2) the TRS receives the revenues from the operation of the qualified lodging facility or qualified health care property, net of expenses for such operation and fees payable to the independent contractor pursuant to the management agreement or contract. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at, or in connection with, such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.” For tax years beginning after July 30, 2008, a TRS is not considered to be operating or managing a qualified lodging facility or qualified health care property solely because it directly or indirectly possesses a license, permit or similar instrument enabling it to do so, or employs individuals working at such facility or property outside of the United States, but only if an eligible independent contractor is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. In addition, as another exception to the rules summarized in the preceding paragraph, rents paid to us by our TRS should qualify as “rents from real property” if (1) at least 90% of the leased space of the applicable property is rented to persons other than the TRS, and (2) the rents paid by the TRS to us are substantially comparable to rents paid by other tenants for comparable space with respect to the property.

A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of the personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus could lose our REIT status.

A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an eligible independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy this requirement because the Partnerships will not perform any services other than customary services. Furthermore, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. If the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the lessee of the hotel, other than through an independent contractor, none of the rent from that hotel would qualify as “rents from real property.” In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, we could lose our REIT status. However, in either situation we may still qualify as a REIT if the relief described below under “—Failure to Satisfy Gross Income Tests” is available to us.

In addition to the percentage rent, the TRS Lessee is required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest

The term “interest” includes amounts received in payment for the use or forbearance of money. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Additionally, amounts based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a

REIT, are not excluded from the term “interest”. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including any foreign currency gain or loss, if any, included in such net income after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any such assets would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

We sold 8 hotels in 2009 and 9 hotels in 2010. Additional hotels may be sold in 2010 and 2011. We did not acquire the hotels sold (or any properties listed for sale) for purposes of resale. In the last few years, we and many REITS around the country have sold some poorly performing properties due to unforeseen and harsh market conditions to help pay down debt, provide cash flow and continue operations until improvement of the markets and economy. If these sales do not fall within the terms of the safe-harbor provisions and the Internal Revenue Service would successfully assert that we held such hotels primarily for sale in the ordinary course of our business, the gain from such sales could be subject to a 100% prohibited transaction tax; however, any such income from such sales would not be included in our gross income for purposes of the 75% and 95% gross income tests.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, income from qualified foreclosure property will be included in our gross income for purposes of the 75% and 95% gross income tests and the gain from the sale of such qualified foreclosure property should be exempt from the 100% tax on prohibited transactions. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

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which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if (1) a lessee defaults on its obligations under a percentage lease, (2) we terminate the lessee’s leasehold interest, and (3) we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Currently, we do not hold any foreclosure property.

Hedging Transactions

We have not engaged in any hedging transactions in the past. However, in the future, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts. If we enter into a transaction in the normal course of our business primarily to manage risk of interest rate, price changes or currency fluctuations with respect to any item of income or gain that would be qualified income under the 75% or 95% gross income tests (or any property which generates such qualified income or gain), including gain from the termination of such a transaction, and we properly identify the “hedges” as required by the Code and Treasury regulations, the income from the transaction will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test (after July 30, 2008). In addition, our gross income, for purposes of the 75% gross income test (after July 30, 2008) and the 95% gross income test, will not include any of our gross income from properly identified “hedges”, including any gain from the sale or disposition of such a transaction, to the extent the transaction hedges any indebtedness incurred (or to be incurred) by us to acquire or carry real estate assets. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not willful neglect; and

•

following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year and filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

(1)	cash or cash items, including certain receivables and certain foreign currency;

(2)	government securities;

(3)	real property and interests in real property, including leaseholds and options to acquire real property and leaseholds;

(4)	interests in mortgages on real property;

(5)	stock in other REITs; and

(6)	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (other than a TRS).

•	Fourth, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS or mortgage loans that constitute real estate assets or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the stock hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument issued by an entity treated as a partnership for federal income tax purposes, and not described in the preceding bullet points, if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets or because of a change in the foreign currency exchange rates used to value any foreign assets, and, in either case, was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. If we fail to satisfy the 5% asset test or the 10% vote or value test for a particular quarter and do not correct it within the 30-day period described in the prior sentence, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of our assets at the end of the quarter for which such measurement is done or (ii) $10,000,000; provided in either case that, we either dispose of the assets within 6 months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of such time period. In addition, if we fail to meet any asset test for a particular quarter, other than a de minimis failure described in the preceding sentence, we still will be deemed to have satisfied the requirements if: (1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure in accordance with regulations prescribed by the Treasury; (2) the failure was due to reasonable cause and not willful neglect; (3) we dispose of the assets within 6 months after the last day of the quarter in which the identification occurred (or such other time period prescribed by the Treasury) or the requirements of the rules are otherwise met within such period; and (4) we pay a tax on the failure which is the greater of $50,000 or the amount determined by multiplying the highest rate of income tax for corporations (currently 35% effective rate), by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date we have disposed of the assets or otherwise satisfy the requirements.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

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the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to shareholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Any taxes or penalties paid as a result of our failure to satisfy one or more requirements for REIT qualification, other than the 95% and 75% income tests and the asset tests, are deducted from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends in order to raise sufficient cash to satisfy the distribution requirement.

Recordkeeping Requirements

We must maintain certain records to qualify as a REIT. To avoid a monetary penalty, we must request annually certain information from our shareholders designed to disclose the actual ownership of our outstanding shares of capital stock. We intend to comply with such requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to our shareholders. In fact, we would not be required to distribute any amounts to our shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable to individual, trust, and estate taxpayers at capital gains rates. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

As described above, we formed a TRS, TRS Leasing, Inc., which has three wholly-owned subsidiaries, TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC, each of which is a disregarded entity for federal income tax purposes (together, the “TRS Lessee”). A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may (1) lease qualified lodging facilities or qualified health care properties from us under certain circumstances, (2) provide services to our tenants, and (3) perform activities unrelated to our tenants, such as third-party management, development and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for tax years beginning after July 30, 2008) of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of assets that are not qualifying assets for purposes of the 75% asset test.

A TRS may not directly or indirectly operate or manage any qualified lodging facilities or qualified health care properties or provide rights to any brand name under which any such facilities or properties are operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements at the time the management contract or similar contract is entered into with the TRS:

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such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” or “qualified health care properties”, respectively, for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our capital stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our capital stock; and

•	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at, or in connection with, such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to the TRS Lessee, which leases each of our hotels. Additionally, we may form or acquire additional TRSs in the future. Our hotels are managed by Royco Hotels Inc. and HLC Hotels Inc., each of which qualified as an “eligible independent contractor” at the time the applicable management contract was entered into with the TRS Lessee.

Taxation of Distributions or Dividends to U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our capital stock (including our common and preferred stock) that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, (1) a taxable “U.S. shareholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income, and (2) a U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends. In addition, dividends paid to a U.S. shareholder as ordinary income generally will not qualify for the 15% tax rate for “qualified dividend income.” Legislation enacted in 2003 and 2006 reduced the maximum tax rate for taxpayers taxed at individual rates on qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without further congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes most dividends paid by U.S. corporations but does not generally include ordinary REIT dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRS Lessee, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

A U.S. shareholder generally will report distributions that we designate as capital gain dividends as long-term capital gain (to the extent the distributions do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held our capital stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its capital stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s capital stock. Instead, such distribution will reduce the adjusted tax basis of such capital stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its capital stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the capital stock has been held for one year or less, assuming the capital stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we will carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income, and, therefore, U.S. shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on Sale or Disposition of Capital Stock

When a U.S. shareholder sells or otherwise disposes of its capital stock in us (including any common stock or preferred stock), the shareholder will recognize gain or loss in amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition (less any portion thereof attributable to accrued but unpaid dividends, which will be taxed as a dividend to the extent of our current and accumulated earnings and profits), and (2) the shareholder’s adjusted tax basis in the capital stock. In general, a U.S. shareholder who is not a dealer in securities will treat any gain or loss recognized upon the sale or disposition of our capital stock as long-term capital gain or loss, if the U.S. shareholder has held the capital stock for more than one year, otherwise, as short-term capital gain or loss.

However, a U.S. shareholder must treat any loss recognized upon a sale or disposition of our capital stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder recognizes upon a sale or disposition of our capital stock may be disallowed if the U.S. shareholder purchases other capital stock issued by us within 30 days before or after the disposition.

Taxation of U.S. Shareholders on Redemption of Capital Stock

Any redemption of a U.S. shareholder’s capital stock (including any common stock or preferred stock) for cash will be a taxable transaction for the shareholder.

If the redemption of a U.S. shareholder’s capital stock for cash is treated as a “sale” of such capital stock for federal income tax purposes, the shareholder’s income tax consequences will be the same as those described above in “—Taxation of U.S. Shareholders on Sale or Disposition of Capital Stock”. In general, a redemption will be treated as a sale under Section 302 of the Code if the redemption is (1) not “essentially equivalent to a dividend”, (2) “substantially disproportionate” with respect to the shareholder, or (3) in “complete redemption” of all of the capital stock owned by the shareholder in us, all as defined in Section 302 of the Code. In determining whether any of these Section 302 tests have been met, a U.S. shareholder must take into account all of our capital stock it actually owns along with any of our capital stock that it constructively owns within the meaning of Section 318 of the Code.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “not essentially equivalent to a dividend” test if the redemption results in a “meaningful reduction” in the shareholder’s overall capital stock ownership in us, after taking into account all of the shares of our capital stock actually and constructively owned by the shareholder (regardless of class or series). Whether a redemption of a U.S. shareholder’s capital stock will result in a meaningful reduction of the shareholder’s overall capital stock ownership in us will depend on the shareholder’s particular facts and circumstances.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “substantially disproportionate” test if (1) the percentage of our outstanding voting capital stock owned by the shareholder (actually and constructively) immediately following the redemption is less than 80% of the percentage of our outstanding voting capital stock owned by the shareholder (actually and constructively) immediately before the redemption, and (2) immediately following the redemption, the shareholder actually and constructively owns less than 50% of the total combined voting power in us. Because our preferred stock is generally non-voting stock, a shareholder would have to reduce such shareholder’s stock ownership in our voting capital stock (if any) to satisfy this test.

A distribution of cash by us to a U.S. shareholder in a redemption may satisfy the “complete termination” test if either (1) all of the capital stock (including all common or preferred stock) that the shareholder owns in us (actually and constructively) is redeemed, or (2) all of the capital stock (including all common stock or preferred stock) that the shareholder actually owns in us is redeemed, and the shareholder is eligible to waive, and effectively waives, the attribution of all of our capital stock that is treated as constructively owned by the shareholder in accordance with the provisions set forth in Section 302 of the Code.

If a redemption of a U.S. shareholder’s capital stock does not meet one of the tests described in Section 302 of the Code, a distribution of cash by us to a U.S. shareholder in a redemption will be treated as a dividend to such shareholder and will be generally taxed at ordinary income tax rates in accordance with the provisions summarized herein at “—Taxation of Distributions or Dividends to U.S. Shareholders” for ordinary (and not capital gain) dividends. In such event, the U.S. shareholder’s adjusted tax basis in its redeemed capital stock should be transferred to its remaining capital stock in us (if any). If the U.S. shareholder does not own any further shares of our capital stock, the U.S. shareholder’s adjusted tax basis in its redeemed capital stock may, under certain circumstances, be transferred to a related party or it may be lost entirely.

Capital Gains and Losses of U.S. Shareholders

A U.S. shareholder generally must hold a capital asset for more than one year for gain or loss derived from the sale or exchange of the capital asset to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% (through 2010) for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of our capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

The rules governing U.S. federal income taxation of tax-exempt shareholders are complex. This section is only a limited summary of such rules. We urge tax-exempt shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, such entities are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has published a revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that, the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our capital stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of capital stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of capital stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification” above); and

•

either (1) one pension trust owns more than 25% of the value of our capital stock or (2) a group of pension trusts individually holding more than 10% of the value of our capital stock and collectively owns more than 50% of the value of our capital stock.

We have not been and do not expect to be treated as a pension-held REIT for purposes of these rules. The ownership and transfer restrictions in our articles of incorporation reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a limited summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital stock, including any reporting requirements.

Foreign investors are generally subject to tax in the United States on their (1) U.S. source income, and (2) income that is “effectively connected” (or treated as effectively connected) with a U.S. trade or business (including the disposition of certain United States real property interests).

A non-U.S. shareholder that receives a distribution from us (U.S. source income) that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend, will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs.

However, if a distribution is treated as effectively-connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits, which is not attributable to or treated as attributable to the disposition by us of a United States real property interest, if the excess portion of such distribution does not exceed the adjusted tax basis of its capital stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such capital stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted tax basis of its capital stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

A non-U.S. shareholder will incur tax on any distribution made by us to the extent attributable to gain from sales or exchanges of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively-connected with a U.S. business of the non-U.S. shareholder. However, any distribution with respect to a class of stock which is regularly traded on an established securities market located in the United States shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. shareholder did not own more than 5% of such class of stock with respect to which the distribution was made at any time during the one year preceding the distribution. Under such circumstances: (1) the distribution will be treated as an ordinary dividend to the non-U.S. shareholder and taxed as an ordinary dividend that is not a capital gain, (2) the non-U.S. shareholder is not required to file a U.S. federal income tax return solely as a result of receiving such ordinary distribution, (3) the branch profits tax does not apply to such ordinary distribution, and (4) the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our capital stock. We cannot assure you that this test will be met. If we are foreign controlled at any time, a non-U.S. shareholder that owned (actually or constructively) 5% or less of our capital stock at all times will not incur tax under FIRPTA with respect to any such gain on the disposition of our capital stock if the capital stock is “regularly traded” on an established securities market in the United States. To the extent that our capital stock becomes regularly traded on an established securities market in the United States, a non-U.S. shareholder should not incur tax under FIRPTA (if we are a foreign controlled REIT), unless it owns more than 5% of such stock. If the gain on the sale of the our capital stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the

U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly-traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if

(1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership, and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Income Tests” and “—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our Partnerships’ partnership agreements, depreciation or amortization deductions of each Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required, under the federal income tax laws governing partnership allocations, to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or built-in loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnerships generally is equal to:

•	the amount of cash and the adjusted tax basis of any other property contributed by us to the Partnerships;

•	increased by our allocable share of the Partnerships’ income and our allocable share of indebtedness of the Partnerships; and

•

reduced, but not below zero, by our allocable share of the Partnerships’ loss and the amount of cash and property (at fair market value) distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnerships.

If the allocation of our distributive share of the Partnerships’ loss would reduce the adjusted tax basis of our partnership interest in the Partnerships below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnerships’ distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnerships. To the extent that the Partnerships acquire their hotels in exchange for cash, the initial basis in such hotels for depreciation purposes under the federal income tax laws will be equal to the purchase price paid by the Partnerships.

To the extent that the Partnerships acquire hotels in exchange for units of limited partnership interest, the initial basis in each hotel for depreciation purposes under the federal income tax laws should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnerships’ tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnerships, except to the extent that the Partnerships are required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or built-in loss on those properties for federal income tax purposes. The partners’ built-in gain or built-in loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnerships to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnerships’ trade or business.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon your investment in our capital stock.

PLAN OF DISTRIBUTION

We may sell the securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

We may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale, (iv) negotiated prices, or (v) in a combination of any of the foregoing pricing methods. We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of the securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on Nasdaq Global Market). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the Nasdaq Global Market. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution and other material facts relating to the public offering.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The legality of the common stock being offered by this prospectus is being passed upon for Supertel Hospitality by the law firm of McGrath North Mullin & Kratz, PC LLO. In addition, the description of federal income tax consequences contained in the section of this prospectus entitled “Certain Material Federal Income Tax Considerations” is based on the opinion of McGrath North Mullin & Kratz, PC LLO.

EXPERTS

The consolidated financial statements and related financial schedule III of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, or Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Supertel who file electronically with the SEC. The address of the site is http://www.sec.gov.

D OCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information filed with the SEC, which means that we can disclose important information to you by referring you directly to certain documents. The information incorporated by reference is considered part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	Current Report on Form 8-K filed November 22, 2010; and

•	Proxy Statement on Schedule 14A filed on April 23, 2010; and

•	Description of our common stock contained in our Registration Statement filed November 1, 1994.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, Nebraska 68701

(402) 371-2520

Attn: Corporate Secretary

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.